Exhibit 10.2
AMENDMENT NUMBER FOUR
TO THE
L3HARRIS RETIREMENT SAVINGS PLAN

WHEREAS, L3Harris Technologies, Inc., a Delaware corporation (“L3Harris”), heretofore has adopted and maintains the L3Harris Retirement Savings Plan, as amended and restated effective January 1, 2020 (the "Plan");

WHEREAS, pursuant to Section 17.1 of the Plan, the Employee Benefits Committee (the “Committee”) of L3Harris has the authority to amend the Plan;

WHEREAS, pursuant to Section 13.3 of the Plan, the Committee has delegated certain of such amendment authority to the head of global benefits of L3Harris (currently, the Senior Director, Global Benefits) (the “Head of Global Benefits”);

WHEREAS, a subsidiary of L3Harris, L3 Technologies, Inc. (“L3”), has entered into an Asset Purchase Agreement with Project Echo Holdings, LLC (“Purchaser”) dated as of March 20, 2020 pursuant to which L3 is selling to Purchaser certain assets related to L3’s handheld and tripod mounted electro-optical and applied optics solutions business operated through its EOTECH division and located in Ann Arbor, Michigan (such agreement, as it may be amended from time to time, the “Asset Purchase Agreement”);

WHEREAS, as a result of such sale all “Transferred U.S. Employees” (for all purposes of this Amendment, as such term is defined in the Asset Purchase Agreement) will cease to be employed by an entity participating in the Plan;

WHEREAS, the Asset Purchase Agreement provides that effective as of the “Closing Date” (for all purposes of this Amendment, as such term is defined in the Asset Purchase Agreement), each Transferred U.S. Employee shall become fully vested in his or her account balance in the Plan; and

WHEREAS, the Head of Global Benefits desires to amend the Plan to reflect the above-described term of the Asset Purchase Agreement.

NOW, THEREFORE, BE IT RESOLVED, that Schedule B of the Plan, Special Rules Applying to Divestiture Accounts and Divestiture Participants, is hereby amended, contingent upon the occurrence of the “Closing” (as such term is defined in the Asset Purchase Agreement) and effective as of the Closing Date, to add a new paragraph at the end thereof as follows:

8. Divestiture of the EOTECH Business

(a) In General. The Company’s subsidiary, L3 Technologies, Inc., has entered into an Asset Purchase Agreement with Project Echo Holdings, LLC dated as of March 20, 2020 pursuant to which L3 Technologies, Inc. will sell to Project Echo Holdings,

LLC certain assets related to L3 Technologies, Inc.’s handheld and tripod mounted electro-optical and applied optics solutions business operated through its EOTECH division and located in Ann Arbor, Michigan (such agreement, as it may be amended from time to time, the “EOTECH Asset Purchase Agreement”).
(b) Vesting. Notwithstanding any other provision in the Plan, effective as of the “Closing Date” (as such term is defined in the EOTECH Asset Purchase Agreement), the “Transferred U.S. Employees” (as such term is defined in the EOTECH Asset Purchase Agreement) shall be 100% vested in their Accounts under the Plan.
APPROVED by the HEAD OF GLOBAL BENEFITS on this 8th day of July, 2020.

              /s/ Allison Oncel
Allison Oncel
Senior Director, Global Benefits